UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Act of 1934

Date of Report: December 1, 2004
(Date of earliest event reported)

Paragon Real Estate Equity and Investment Trust
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	0-25074 (Commission File Number)	39-6594066 (I.R.S. Employer Identification Number)

1240 Huron Road, Suite 301, Cleveland, Ohio 44115
(Address of principal executive offices including zip code)

(216) 430-2700
(Registrant’s telephone number, including area code)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

Paragon Real Estate Equity and Investment Trust (“Paragon”) received a letter on December 1, 2004 from the American Stock Exchange (“Amex”) notifying the company that it is not in compliance with continued listing requirements of the exchange. Specifically, the letter noted that Paragon is not in compliance with Section 1003(a)(i) of the Amex Company Guide due to shareholders’ equity of less than $2.0 million and losses from continuing operations and net losses in its three most recent years, as well as with Section 1003(a)(ii) due to shareholders’ equity of less than $4.0 million and losses from continuing operations and net losses in its four most recent years. Paragon’s shareholders’ equity was approximately $956,000 at September 30, 2004.

Paragon will submit a plan to Amex by December 31, 2004, proposing actions it will take within 12 months to bring the company into compliance with the exchange’s listing standards. If Amex accepts the plan, Paragon would be able to continue its listing during the plan period of up to 12 months, during which time it would be subject to periodic review to determine if it is making progress consistent with the plan. If the company is not in compliance with the listing standards at the end of the plan period, or does not make progress consistent with the plan, the company will be subject to delisting proceedings. Paragon is currently analyzing specific actions to be taken and intends to submit a plan that it believes would be acceptable to the exchange. In the interim, Paragon’s common shares will continue to trade on the exchange.

Item 9.01. Financial Statements and Exhibits.

     (c) Exhibits

     99.1 Press Release dated December 3, 2004

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 3, 2004	Paragon Real Estate Equity and Investment Trust
	By:	/s/ John J. Dee

John J. Dee Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release dated December 3, 2004